EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	April 8, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

General Employment Enterprises, Inc. Settles Dispute with Long Ridge Office Portfolio, L.P.

NAPERVILLE, IL, April 8, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment” or “GEE”) today is pleased to announce that it entered into a settlement agreement on April 2, 2014 with Long Ridge Office Portfolio, L.P. (“Long Ridge”), resolving a November 13, 2013 complaint Long Ridge filed in the Circuit Court of DuPage County (the “Court”) against General Employment.

In the complaint captioned Long Ridge Office Portfolio, L.P. v. General Employment Enterprises, Inc.; and PSQ, LLC, case number 2013L001084, Long Ridge sought monetary damages in the amount of at least $482,354.49 in unpaid rent for the lease of its 8,211 square feet office space located on the 22nd floor of One Tower Lane, Oakbrook Terrace, Illinois 60181 to General Employment.

According to the settlement agreement, General Employment will pay $125,000 to Long Ridge in two installments: $100,000 due immediately, and the remaining $25,000 due 30 days after execution of the agreement.  The initial $100,000 was immediately paid upon the execution of the agreement.

Mr. Norstrud, Chief Executive Officer, commented, “Coming to a settlement agreement with Long Ridge is just another step in our continued progression to get the Company to financial stability. We have consolidated our administrative offices into our Naperville office, which will save the Company a significant amount annually.”

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

About General Employment

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.